Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

S.Y. Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-128809, 333-128808, 33-96740, 33-96742, and 333-30530) on Form S-8 and No. 33-96744 on Form S-3 of S.Y. Bancorp, Inc. of our reports dated February 29, 2012, with respect to the consolidated balance sheets of S.Y. Bancorp, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of S.Y. Bancorp, Inc.

(signed) KPMG LLP

Louisville, Kentucky

February 29, 2012